EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-2 (Registration Nos. 333-128083 and 333-109442), Form S-3 (Registration Nos. 333-166862, 333-167822, 333-174282, 333-182964, 333-183557, 333-187710, 333-188066 , and 333-201824), and Form S-8 (Registration Nos. 333-101651, 333-122844, 333-163396 and 333-192531) and related prospectuses of BioTime, Inc. and Subsidiaries (collectively, the “Company”) of our reports dated March 6, 2015, with respect to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ OUM & Co. LLP
San Francisco, California
March 6, 2015